EXHIBIT 10.7

                              [MIRAMAR LETTERHEAD]



October 8, 1996

A. Scott Dockter
New Gold, Inc.
5190 Neil Road, Suite 320
Reno, NV
USA
                                                      Via Facsimile 702-823-4010

Dear Sir:
                                  RE: Letter of Intent - Bruner Property, Nevada

I am pleased to inform you that I believe that we can come to a final agreement with respect to the Bruner Property on the following basis:

1.  Non-refundable deposit of US$10,000 on signing of this Letter of Intent;
2. 45 day due diligence process & preparation of option agreement subject to signing a confidentiality agreement;
3.  Option Agreement to be signed by November 18, 1996 for a FOUR year term;
4. Newgold to have an option to purchase 100% of property at end of four years for:
    a)  US$870,000;
    b)  100,000 shares of Newgold;
    c)  Miramar to retain 2.5% NSR on all production over 200,000 oz;
    d) NSR to reduce to 1.5% if trading price of Newgold shares is equal to or greater than US$15 per share when issued to Miramar;
    e)  NSR to terminate if Miramar buys back in as provided in paragraph 8;
5. US$80,000 payment on November 18, 1996 and each August 1 thereafter for as long as the option agreement is in good standing;
6. Miramar will use payments to make November 19th, 1996 US$31,250 payment to and to cover other property holding costs in August & December in subsequent years;
7. Newgold will conduct a minimum work program of 10,000 feet of drilling per year on the Burner property;
8. In the event of a proven & probable reserve of more than 1 million ounces of gold is defined:
    a) Miramar will have the right to purchase back up to a 25% working interest in a joint venture which will operate the Bruner project;
    b) The cost to Miramar for the buy-back will be twice 25% of Newgold's cost incurred during the development of the property;
    c) The joint venture will fund capital requirements and operations on a pro rata basis;


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    d)  A third party, acceptable  to  both  Miramar and Newgold, will audit the reserve to confirm the 1 million ounce has been established, with the cost of the audit to be split 50/50 between Miramar and Newgold;
    e) The 1 million ounce reserve level will be defined on the basis of proven and probable reserves defined at any time prior to an irrevocable production decision being made by Newgold;
9. Miramar to be presented with results of quarterly and a comprehensive annual report detailing all results (factual and interpretive);
10. Newgold will return all information (factual and interpretive) if it withdraws from Bruner;
11. Newgold will assume environmental liabilities during the term of the option agreement, including any future requirements to provide a reclamation bond, and be responsible for reclamation of any disturbances it creates.

Should you find these terms and conditions acceptable, please sign where indicated below and deliver the $10,000 deposit check to our Reno office. Please also execute a copy of the Confidentiality Agreement attached and also return to our Reno office. Please fax a copy of both documents to me in Vancouver as well.

On receipt of these documents and the deposit, you will be able to begin your due diligence at the Reno Office. Please contact Ann Carpenter in Reno to make the necessary arrangements to view the data. For legal issues related to the option agreement, please deal with David Long, our in house counsel in Vancouver.

We look forward to progressing with you in this venture.

Yours truly,
MIRAMAR MINING CORPORATION

/s/
Stephen P. Quin
Executive Vice president

The above terms and conditions of this Letter of Intent are agreed to by the undersigned on behalf of Newgold Inc. this 11th day of October 1996:

Signed:                    /s/

Name:      A. Scott Dockter

Position:    President/CEO